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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

              SAFE TECHNOLOGIES INTERNATIONAL, INC., (SFAD)
             ANNOUNCES CYBERMALL'S CASTLE STORE OPENS TODAY
                  IN ASSOCIATION WITH AMAZON.COM (AMZN)

Palm Beach, Fla., January 21, 1999, Safe Technologies International, Inc.,
(SFAD) announced today that their wholly owned Internet subsidiary, Internet Commerce, Inc., has opened 'Cybermall's Castle Store'. The Castle's E-Commerce product sales on the Internet are presented in a sophisticated environment of actual rooms that would be found "in a bricks and mortar" castle, e.g. Wine Cellar, Lord's and Lady's Bedchamber, Butler's Pantry, Main Salon, etc. Amazon.com is housed in the Castle's 'Library'.

Books have been especially selected by Cybermall's Editors, from the full Amazon.com extensive inventory, which the Editors believe will appeal to their target market of the 'Rich and Famous'. Suggested books for sale are categorized by: The 'Must Reads' to be in the know; For 'Serious Readers', and select Book Reviews. The CD collection which is recommended begins with suggestions for a basic Jazz collection. The Video collection recommends purchasing select classic historical videos. The recommendations will change periodically, as Editors continually suggest new books, CD's, and videos.

Brad Tolley, Vice President of Investor Relations, said, "we opened CyberMall's Castle Store, located in InCyberMall.com, today, featuring Amazon.com". The other rooms are in process of being completed, at this time, and we will keep everyone informed as each new room is opened.
InCyberMall.com has assembled an outstanding collection of products for sale which we believe will impress shoppers. We are very pleased about the market acceptance per the numerous emails of shoppers which have been received, who are just waiting to shop in the Castle."

Safe Technologies International, Inc., (OTC: SFAD), based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentrations:
Internet, Technology, and Heath Care/Wellness.

    SOURCE:         Safe Technologies International, Inc.,(SFAD)
    CONTACT:        Brad Tolley VP Investor Relations
    TEL:            561-832-2700
    EMAIL:          investor.relations@safetechnologies.com
    HTTP://         www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including unproven market for SFAD's products and services, the availability of suitable financial resources, the availability of management, as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended September 30, 1998.